Exhibit 10.6

[FORM OF]

DEFENSE OF TAX POSITION AGREEMENT

THIS DEFENSE OF TAX POSITION AGREEMENT (the “Agreement”) is entered into as of this 9th day of October, 2020, but shall be effective upon the Effective Time (as defined in the Merger Agreement defined below) (hereinafter the “Effective Date”) by and between [________________], a [__________] corporation (the “Company”), and [______________] (the “Executive”).

WHEREAS,  the Company entered into an Agreement and Plan of Merger, dated as of July 1, 2020 (the “Merger Agreement”) with Bridge Bancorp, Inc. (“Bridge”), pursuant to which the Company will be merged with and into Bridge (the “Merger”); and

WHEREAS, pursuant to the terms of the Merger Agreement, the name of Bridge Bancorp, Inc. will be changed to Dime Community Bancshares, Inc.; and accordingly, all references in this Agreement to Bridge Bancorp, Inc. shall be replaced with Dime Community Bancshares, Inc. as of the Effective Date; and

WHEREAS, pursuant to the terms of the Merger Agreement, the Company desires to indemnify the Executive for certain tax provisions; and

WHEREAS, as of the Effective Date, the Company and the Executive mutually desire to memorialize the terms under which the Executive will be indemnified for certain tax provisions.

NOW, THEREFORE, in consideration for the above recited promises and the mutual promises, agreements and covenants of the Company and the Executive contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

Section 1.        Defense of Tax Position.

In the event the Executive shall notify the Company in writing of any claim, notice of audit, or similar correspondence by the Internal Revenue Service (together with any comparable state or local tax authority, the “IRS”) (collectively, a “Claim”) that, if successful would require payment of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to any compensation or other payment or benefit made or provided by Bridge, Dime Community Bank, the Company or BNB Bank, or any of their affiliates, in connection with the Merger, the Company shall pay the costs of defending Executive’s tax position, including reasonable attorney’s fees or other costs of defending against such Claim. This Section 1 applies only to compensation, payments or benefits paid to the Executive as a result of the change in control of the Company and/or Bridge pursuant to the Merger and this Section 1 does not apply to a subsequent change in control of the Company, if any. For purposes of clarity, this Agreement shall not entitle the Executive to a reimbursement or any similar payment for any excise tax (and related interest or penalties) under Section 4999 of the Code, and instead, this Agreement requires the Company to pay directly all costs and expenses incurred by the Executive and the Company in connection with an IRS levy, contest or Claim pursuant to the terms of Section 2 of this Agreement.

Section 2.        IRS Disputed Claims.

The Executive shall notify the Company in writing of any Claim by the IRS that, if successful, would require the payment by the Executive of an excise tax under Section 4999 of the Code. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Executive is informed in writing of such Claim and shall apprise the Company of the nature of such Claim, the date on which such Claim is requested to be paid, and shall be accompanied by a copy of the IRS notice. The Executive shall not pay such Claim prior to notifying the Company as provided in this Agreement and the Company shall have thirty (30) days to respond to the Executive following the date on which the Executive gives such notice to the Company. If the Company notifies the Executive in writing prior to the expiration of the thirty (30) day period that it desires to contest such Claim, the Executive shall:

(i)       Give the Company any information reasonably requested by the Company related to such Claim;

(ii)       Take such action in connection with contesting such Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Claim by an attorney reasonably selected by the Company;

(iii)       Cooperate with the Company in good faith in order to effectively contest such Claim; and

(iv)       Permit the Company to participate in any proceedings relating to such Claim;

provided, however, that the Company shall pay directly all costs and expenses (including legal and accounting fees, as well as other expenses and any additional interest and penalties) incurred by the Executive and the Company in connection with an IRS levy, contest or Claim.

If the Company is not timely notified as provided in this Agreement, the Company shall not be obligated to make any payments to the Executive under this Agreement. Written notification shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed to Kevin M. O’Connor, President and Chief Executive Officer, Bridge Bancorp, Inc., 2200 Montauk Highway, Bridgehampton, New York 11932.

The Company shall notify the Executive in writing of any Claim by the IRS that, if successful, would require the payment by Executive of any Excise Tax. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Company is informed in writing of such Claim and shall apprise the Executive of the nature of such Claim, the date on which such Claim is requested to be paid, and shall be accompanied by a copy of the IRS notice.

Section 3.        Miscellaneous.

(a)       Successors. The terms of this Agreement shall be binding upon all parties hereto and their respective heirs, successors, and assigns.

(b)       Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. The Executive acknowledges that the Executive has carefully read the foregoing, has had sufficient opportunity to review the Agreement with legal counsel of the Executive’s own choosing, knows and understands this Agreement contents, and freely and independently signs this Agreement. No inducements, representations, or agreements have been made or relied upon to make this Agreement except as stated in this Agreement.

(c)       Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of laws thereof.

(d)       Statutory Changes. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections.

(e)       Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(f)       No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of the Executive under the Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise.

(g)       Counterparts. This Agreement may be signed in counterparts, and all of the counterpart copies shall be treated as a single agreement.

Section 4.        Effectiveness.

Notwithstanding anything to the contrary contained herein, this Agreement shall be effective as of the Effective Date. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

[______________]

[______________________________]

By:
Duly Authorized Officer

[Signature Page to Defense of Tax Position Agreement]

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